EXHIBIT 99.1

ERF Wireless Completes Acquisitions of Frontier Internet LLC and iTexas.net, Extending Its Oil and Gas Coverage

Acquisitions Add Over $1 Million in Profitable Recurring Annual WISP Revenue in Addition to the Barnett Shale Oil and Gas New Revenue Capability

LEAGUE CITY, Texas, Jun 04, 2009 (BUSINESS WIRE) -- ERF Wireless (OTCBB:ERFW), a leading provider of enterprise-class wireless broadband products and services, announced today that it has completed the acquisition of the assets and operations of Frontier Internet LLC and iTexas.net, both headquartered in Granbury, Texas. These transactions, which closed on June 1, 2009, are the fourteenth and fifteenth such acquisitions by ERF Wireless of Texas-based Wireless Internet Service Providers (WISPs) and include a combined existing customer base of more than 1,800 customers and over $1,300,000 in profitable recurring annual WISP revenue in addition to the significant new oil and gas revenue capabilities.

These transactions encompass all of Frontier's and iTexas' already integrated network infrastructure equipment, including 16 towers strategically located south and southwest of Fort Worth, Texas. These towers provide ERF Wireless access to a large geographic area that includes coverage in Hood, Somervell, Johnson, Erath and Parker counties within the Barnett Shale area that covers approximately 6,000 square miles of natural gas and oil production territory. These acquisitions also provide the company a new wireless footprint that allows it to market its unique suite of wireless products and services to extensive oil and gas exploration and production locations, thousands of businesses and residents, and a number of regional and community bank charters.

Dr. H. Dean Cubley, Chairman and CEO of ERF Wireless, commented, "These Barnett Shale acquisitions complement our growing WISP operations that now cover over 160,000 square miles across New Mexico, Texas and Louisiana. The accumulation of additional market service area in this rich oil and gas drilling territory will greatly enhance the value and recurring revenue generated from all of our oil and gas customers doing business in this market. We also expect to achieve significant market share increases in this growing rural region of the state from commercial, residential, regional and community banking customers, hospitals and clinics, school districts, and municipalities and government entities where we providebundled wireless services, network operations, and wireless messaging services specifically addressing each entity's unique needs."

Ike Thomas, President of Frontier Internet LLC, commented, "In my opinion, ERF Wireless is in the process of executing one of the best business plans in the wireless broadband industry. By continuing to acquire strategically located networks in underserved rural America and marketing its products and services to oil and gas operations, regional banking institutions, and commercial and residential WISP customers, the company is building a solid foundation for long-term recurring revenue."

Ronnie Franklin, owner of iTexas.net, added, "We've built a solid reputation in our markets and we're looking forward to experiencing the growth ERF Wireless will bring to our network by applying its oil and gas expertise to the Barnett Shale."

John Nagel, CEO of ERF Wireless' Oil and Gas Services Division, commented, "These acquisitions add excellent coverage in the North Texas and Barnett Shale oil and gas market service areas. Combining these new towers with the company's existing towers across the state gives us a very large footprint from which to market our secure high-speed wireless broadband networks, Mobile Bandwidth Trailer System (MBTS), VoIPNet(TM) phone system, monitored IP video surveillance, video conferencing and offsite data storage."

R. Greg Smith, Executive Vice President of ERF Wireless and the company's lead on merger and acquisition activities, commented, "We expect to accelerate the acquisition of profitable wireless broadband networks in the second half of 2009, with primary focus on quality acquisitions that expand our footprint in the oil and gas producing regions of North America. Additionally, we'll continue to pursue opportunities in these regions that will allow us to provide services, support and technical expertise to a number of our other vertical markets, including regional banking institutions, healthcare enterprises, school districts, and municipalities and government entities."

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of ERF Oil & Gas Services, ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

SOURCE: ERF Wireless

ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com
or
Rubenstein Investor Relations Inc.
Tim Clemensen, 212-843-9337
tclemensen@rubensteinir.com
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